EXHIBIT 99.1

Warren Resources Announces that Norman F. Swanton is Stepping Down as Chairman and CEO and Espy P. Price Has Been Appointed Interim CEO

NEW YORK, May 18, 2012 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today announced that Mr. Norman F. Swanton is stepping down and will no longer serve as Chairman of the Board of Directors, Chief Executive Officer of the Company or a member of the Company's Board of Directors, effective June 1, 2012. Since 1990, Mr. Swanton, who founded the Company, has served as its Chairman and CEO.

Espy P. Price, a Director of the Company since May 2007, has been appointed by the Board of Directors of the Company to serve as Interim Chief Executive Officer. Mr. Price has over 35 years experience in the oil and gas exploration and production industry. Until retiring in late 1999, he was Vice President and General Manager of Chevron Corp.'s Mid-Continent Business Unit, where he was responsible for all onshore USA exploration and production. From 1992 to 1996, he was Vice President of Chevron Overseas Petroleum, Inc., where he was responsible for Chevron's joint venture in the Republic of Kazakhstan. From 1990 to 1992, he was Vice President of Chevron's Gulf of Mexico Business Unit. From 1985 to 1990, he was employed at P.T. Caltex Pacific Indonesia, where he was Executive Vice President and Managing Director. From 1965 to 1985, he held various petroleum engineering positions with Chevron. Mr. Price earned a Bachelor of Science in Petroleum Engineering and a Master of Science in Petroleum Engineering from the University of Southwestern Louisiana

The Board of Directors has asked the Corporate Governance Committee to conduct a search to identify a new CEO. The Committee is interviewing leading executive search firms with experience in CEO transitions to advise the Committee and Board on potential candidates.

Mr. Dominick D'Alleva, a Director since 1992, commented, "During Norman Swanton's more than 20 years as Chairman and CEO of Warren, the Company has grown from a start-up to a public company with over $100 million in annual revenue and oil and gas assets having a PV-10 value of over $500 million at year-end 2011. We are very appreciative of his efforts and commitment to Warren during his leadership tenure. We also thank him for his continuing efforts on the Company's behalf in working to make this leadership transition process as smooth as possible and wish him the best in the future years."

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Warren Resources, Inc.
         Media Contact: David Fleming, 212-697-9660